Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION: 954-917-7665 HOWARD L. EHLER, JR. EXECUTIVE VICE PRESIDENT
June 1, 2004

IMPERIAL ANNOUNCES MANAGEMENT

CHANGES FOR ITS SUBSIDIARIES

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today that Stephen C. Brown was appointed President of the Corporation’s subsidiary, Just-Rite Supply, Inc. (“Just-Rite”). Just-Rite operates 10 distribution facilities engaged in the wholesale distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and other related building materials manufactured by other companies to contractors and sub-contractors.

Mr. Brown has formerly served as President of several major building product companies engaged in the manufacture and distribution of building materials. From 1985 to 1995, Mr. Brown served as President of MacMillan Bloedel Building Materials, a $600 million forest products company. Subsequently, Mr. Brown served as President of Armor Bond Building Products, a manufacturer of vinyl siding products, and Rugby Building Products until its merger with Huttig Building Products. Rugby Building Products, a distributor of millwork products and other related building materials, at the time of its merger with Huttig, had annual sales of approximately $600 million.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated, “We are excited about Mr. Brown joining our Company and bringing his background and expertise to work with our management team to strengthen our Company’s distribution capabilities and enhance our growth prospects.”

Mr. Gary Hasbach, formerly President of Just-Rite, will continue to serve as President of the Company’s other subsidiaries, Premix-Marbletite Mfg. Co. (“Premix”) and Acrocrete, Inc. (“Acrocrete”), both of which are engaged in the manufacture and distribution of stucco and plaster products. Mr. Hasbach had served as President of Just-Rite since April, 2000.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of

Page 2 of News Release dated June 1, 2004.

the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.